Exhibit 99.1

PFO Global Issues Letter to Shareholders

IRVING, TX–(Marketwired – March 21, 2016) – PFO Global, Inc. (OTCQB: PFGB), ("PFO Global" or the "Company"), the innovative manufacturer and commercial provider of advanced prescription lenses, finished eyewear and vision technologies, as well as the exclusive North and South American distributor for Optima lenses, today released the following letter to shareholders from Matt Cevasco, the Company’s newly named Chief Executive Officer.

Dear Fellow Shareholder,

As the new Chief Executive Officer of PFO Global, I thought it both important and timely that I took the time to personally communicate with you. Through this letter, I want to introduce myself and tell you a little about my background, how I see the industry, and what I think we need to do to ensure short and longer term growth for the Company.

I’m a multi-decade industry veteran with broad experience in the ophthalmic lens business, diagnostic instrument and optical capital equipment businesses. I also have retail eyewear experience, which is where I started my career. I’ve held various senior level management positions in the optical industry for a multibillion dollar organization, Carl Zeiss Vision, where I functioned as Vice President of Sales for North America. Most recently, I held the role of President and General Manager for Luneau Technology USA, responsible for the overall North American business of a French capital equipment and diagnostic instrument manufacturer.

The current state of the optical industry is fragmented, with roughly 35% of the market controlled at the consumer level by chains and the rest of the consumer market controlled by independent Eye Care Professionals ("ECPs"). Generally, most retail chains source lenses and frames from various suppliers and fabricate complete eyewear within their own optical laboratories. ECPs, on the other hand, source from independent or manufacturer owned labs here in the United States. The vast majority of prescriptions processed and sent to ECPs are controlled by three major lens manufacturers.

This leads me to the opportunities I see for PFO Global and why I decided to come on board. I see two jewels in the PFO Global portfolio, and they are at opposite ends of the spectrum. The first is an existing supply chain for low cost prescription production to the United States that thus far has been under developed. I see substantial opportunity for us to disrupt the market by aggressively competing with the large manufacturer owned lab networks who have large overhead, large infrastructure and the need to maintain high margins to drive the marketing of their premium products. Secondly, we are the exclusive North and South American distributors of the Optima lens product line (super thin and extremely impact resistant lenses) which traditionally has been regarded as one of the premier products in the US optical market. For several reasons and prior to PFO Global’s involvement, the brand has lost most of the market share it once enjoyed. However, the brand is mostly intact and I see a meaningful opportunity to reestablish this line in the marketplace.

My strategic plan is to focus on core differentiators like low cost prescriptions and distribution of the Optima lens product line separately but equally. I plan to intensively drive the Optima brand of products back to its rightful share in the market by carefully spending marketing dollars to reawaken the Optima brand. Further, I plan to rebalance our expenses by cutting spending on items of low priority, while increasing spending where immediate return on investment is generated that will support measurable improvement in our profit and loss statement. With our efforts to develop critical mass, this should open other channels of opportunity on a long-term basis, potentially with some of our high technology products, but we should also look at strategies that will allow us to diversify ourselves across the industry.

In summary, I think the foundation is here. While it will require a laser focus with strong execution against a handful of objectives, I’m excited and optimistic about our collective future. Rest assured, I will do my best to provide you reasonable transparency along the way.

I’d like to thank the Board of Directors and the shareholders for your support. I look forward to piloting the PFO Global team towards greater success in the coming months and years.

Sincerely yours,

Matt Cevasco
Chief Executive Officer

About PFO Global

PFO Global is an innovative manufacturer and commercial provider of advanced prescription lenses, finished eyewear and vision technologies targeted for the global optometrists marketplace. PFO Global's uniquely interactive manufacturing, fulfillment and proprietary online ordering systems combine with its eyewear lens product lines intended to meet the broad array of eyewear markets, from the independent eye care professional offices to finished eyewear products for US Healthcare Entitlement Programs, such as Medicaid and Medicare. Products include: Complete Eyewear, SmartCalc™, Identity™/Acuity™ and Upgrade™ (Digital Free-Form Lenses), Optima-Resolution™ Polycarbonate Lens, Hyper Index™ by ASAHI LITE and VITARIS™. For more information, please visit www.pfoglobal.com.

Safe Harbor Statement

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact Information

•	Media Relations:

Brigitte Rousseau

817-251-4333